Exhibit 10.1

DALLASNEWS CORPORATION

DISCRETIONARY CASH BONUS POLICY

This DallasNews Corporation Discretionary Cash Bonus Policy (this “Policy”) provides an incentive to certain employees of DallasNews Corporation, a Texas corporation (the “Company”) and its subsidiaries, based upon the achievement of any combination of objective corporate, divisional, group, and/or individual performance measures, as determined by the Compensation and Management Development Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) in its sole discretion.

1.For each fiscal year, the Committee may establish  performance objectives and goals that if achieved would result in the potential payment of bonuses to eligible employees of the Company (these objectives and goals are referred to herein as the “Performance Goals”).  The Performance Goals for each year shall be established, in writing, by the Committee during the first quarter of each fiscal year.  The Performance Goals may be based on any combination of objective corporate, divisional, group, and/or individual performance measures, as determined by the Committee in its sole discretion.

2.The Committee may also establish for each eligible employee a target bonus amount payable upon achievement of the Performance Goals.  At the end of each fiscal year to which the Performance Goals relate, the Committee, or its delegate, shall determine if, and to what extent, the Performance Goals have been met for each eligible employee.  Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, shall have the authority and discretion to increase or decrease each employee’s bonus to reflect individual and/or corporate performance or to apply any other objective or subjective criteria the Committee deems appropriate.  The Committee may, but shall not be required to, consider the recommendations of the CEO or an employee’s supervisor or other members of management of the Company regarding an employee’s performance during a fiscal year when determining the amount of any bonus payable under this Policy.  Bonuses, if any, shall be paid in the form of cash.

3.Awards may be made to eligible employees by the Committee for a fiscal year, but no eligible employee is assured of receiving any bonus and an eligible employee’s receipt of a bonus for one fiscal year does not assure receipt of a bonus in any future fiscal years.  All employees are eligible to participate in the bonus program described in this Policy.

The Board, in its sole and absolute discretion, reserves the right to modify, amend, or terminate this Policy at any time and for any reason.